Exhibit 99.1

FOR IMMEDIATE RELEASE

January 23, 2020

NextGen Healthcare, Inc. Reports Fiscal 2020 Third Quarter

IRVINE, Calif. – (BUSINESS WIRE) – NextGen Healthcare, Inc. (NASDAQ: NXGN), a leading provider of ambulatory-focused healthcare technology solutions, announced today its fiscal 2020 third quarter ended December 31, 2019 operating results.

Fiscal 2020 Third Quarter Highlights

On a GAAP basis, revenue for the fiscal 2020 third quarter was $137.7 million compared to $130.9 million a year ago.

On a GAAP basis, net income for the fiscal 2020 third quarter was $4.4 million compared with net income of $4.8 million in the fiscal 2019 third quarter.

On a GAAP basis, fully diluted net income per share remained at $0.07 in the fiscal 2020 third quarter compared to the same period a year ago. On a non-GAAP basis, fully diluted earnings per share for the fiscal 2020 third quarter was $0.23 compared to $0.20 in the third quarter a year ago.

Cash flow from operations was $23.6 million in the fiscal 2020 third quarter compared to $18.4 million for the same period a year ago.  Free cash flow was $17.0 million compared to $12.7 million in the same period a year ago.

“Our third fiscal quarter of FY20 was another solid operating quarter which saw further enhancements in client satisfaction, two significant and successful client events, and three acquisitions which position us well to own the patient experience and drive growth in behavioral health,” said Rusty Frantz, president and chief executive officer of NextGen Healthcare.

Fiscal 2020 Financial Outlook

The Company is narrowing their outlook for fiscal 2020 and now expects:

•	Revenue of between $541 million and $547 million versus the previous range of $540 million to $550 million
•	Non-GAAP EPS of between $0.80 and $0.84 versus the previous range of $0.79 to $0.85

Conference Call Information

NextGen Healthcare will host a conference call to discuss its fiscal 2020 third quarter operating results on Thursday, January 23, 2020 at 5:00 PM ET (2:00 PM PT). Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 866-750-8947 or 720-405-1352 for international callers, and referencing participant code 9868886 approximately 15 minutes prior to the call. A recording of the live webcast will be available on investor.nextgen.com after the call. It will be archived for 90 days until April 23, 2020.

About NextGen Healthcare, Inc

We empower the transformation of ambulatory care—partnering with medical, behavioral and dental providers in their journey to value-based care to make healthcare better for everyone. We go beyond EHR and PM. Our integrated solutions help increase clinical productivity, enrich the patient experience, and ensure healthy financial outcomes. We believe in better. Learn more at nextgen.com, and follow us on Facebook, Twitter, LinkedIn and Instagram.

Media Contact:
NextGen Healthcare
Monica Golden
O: (949) 237-6082

C: (949) 547-3864
mgolden@nextgen.com

or

Investor Contact:

Westwicke Partners

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events, developments in the healthcare sector and regulatory framework, the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; uncertainties related to the future impact of U.S. tax reform; the impact of governmental and regulatory agency investigations; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company's ability or inability to attract and retain qualified personnel; possible regulation of the Company's software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods' financial statements; disruptions caused by acquisitions of companies, products, or technologies; and general economic conditions. A significant portion of the Company's quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company's revenues and operating results are very difficult to forecast. A major portion of the Company's costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company's period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF NON-GAAP FINANCIAL MEASURES

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures, which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying financial tables. Other companies may calculate non-GAAP measures differently than NextGen Healthcare, Inc., which limits comparability between companies. The Company believes that its presentation of non-GAAP diluted earnings per share provides useful supplemental information to investors and management regarding the Company's financial condition and results. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. The Company calculates free cash flow by as total net cash provided by operating activities, net of cash used for the additions of capitalized software costs and equipment and improvements. The Company calculates non-GAAP diluted earnings per share by excluding net acquisition costs, amortization of acquired intangible assets, amortization of deferred debt issuance costs, restructuring costs, net securities litigation defense costs and settlement, share-based compensation, impairment of assets, and other non-run-rate expenses from GAAP income before provision for income taxes.

The Company utilizes a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations. The normalized non-GAAP tax rate applied to each quarter of fiscal year 2019 was 22.0% and is expected to remain at 22.0% for each quarter of fiscal year 2020. The determination of this rate is based on the consideration of both historic and projected financial results. The Company may adjust its non-GAAP tax rate as additional information becomes available and in conjunction with any other significant events occur that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or other changes in expectations regarding tax regulations.

The Company’s future period guidance in this release includes adjustments for items not indicative of the Company’s core operations. Such adjustments are generally expected to be of a nature similar to those adjustments applied to the Company’s historic GAAP financial results in the determination of the Company’s non-GAAP diluted earnings per share. Such adjustments, however, may be affected by changes in ongoing assumptions and judgments as to the items that are excluded in the calculation of non-GAAP adjusted net income and adjusted diluted earnings per share, as described in this release. The exact amount and probable significance of these adjustments, including net acquisition costs, restructuring costs, net securities litigation defense costs, impairment of assets, and other non-run-rate expenses, are not currently determinable without unreasonable efforts, but may be significant. These items cannot be reliably quantified or forecasted due to the combination of their historic and expected variability. It is therefore not practicable to reconcile this non-GAAP guidance to the most comparable GAAP measures.

NEXTGEN HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Revenues:
Recurring	$124,787	$117,446	$364,823	$353,770
Software, hardware, and other non-recurring	12,953	13,421	39,034	40,618
Total revenues	137,740	130,867	403,857	394,388
Cost of revenue:
Recurring	52,197	47,997	153,065	143,322
Software, hardware, and other non-recurring	6,975	6,576	19,816	20,752
Amortization of capitalized software costs and acquired intangible assets	8,963	7,098	26,219	20,566
Total cost of revenue	68,135	61,671	199,100	184,640
Gross profit	69,605	69,196	204,757	209,748
Operating expenses:
Selling, general and administrative	42,841	41,304	122,015	120,169
Research and development costs, net	20,026	20,682	61,866	61,181
Amortization of acquired intangible assets	964	1,027	2,694	3,316
Impairment of assets	1,948	—	4,353	—
Restructuring costs	546	—	2,428	—
Total operating expenses	66,325	63,013	193,356	184,666
Income from operations	3,280	6,183	11,401	25,082
Interest income	30	44	145	113
Interest expense	(435)	(720)	(1,294)	(2,219)
Other income (expense), net	137	(227)	214	384
Income before provision for (benefit of) income taxes	3,012	5,280	10,466	23,360
Provision for (benefit of) income taxes	(1,403)	456	(1,274)	2,794
Net income	$4,415	$4,824	$11,740	$20,566
Net income per share:
Basic	$0.07	$0.07	$0.18	$0.32
Diluted	$0.07	$0.07	$0.18	$0.32
Weighted-average shares outstanding:
Basic	65,493	64,637	65,304	64,308
Diluted	65,664	64,776	65,516	64,499

NEXTGEN HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31, 2019	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$26,790	$33,079
Restricted cash and cash equivalents	5,696	1,443
Accounts receivable, net	79,731	87,459
Contract assets	12,488	13,242
Inventory	75	120
Income taxes receivable	5,485	3,682
Prepaid expenses and other current assets	23,101	20,826
Total current assets	153,366	159,851
Equipment and improvements, net	22,004	21,404
Capitalized software costs, net	39,678	37,855
Operating lease assets	34,424	—
Deferred income taxes, net	5,088	6,194
Contract assets, net of current	3,427	3,747
Intangibles, net	64,394	52,595
Goodwill	266,741	218,771
Other assets	33,773	32,478
Total assets	$622,895	$532,895
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,411	$5,432
Contract liabilities	52,905	56,009
Accrued compensation and related benefits	25,309	25,663
Income taxes payable	—	64
Operating lease liabilities	10,323	—
Other current liabilities	38,931	41,064
Total current liabilities	136,879	128,232
Deferred compensation	6,198	5,905
Line of credit	37,000	11,000
Operating lease liabilities, net of current	39,297	—
Other noncurrent liabilities	3,765	11,812
Total liabilities	223,139	156,949
Commitments and contingencies
Shareholders' equity:
Common stock
$0.01 par value; authorized 100,000 shares; issued and outstanding 65,701 and 64,838 shares at December 31, 2019 and March 31, 2019, respectively	657	648
Additional paid-in capital	277,161	264,908
Accumulated other comprehensive loss	(1,423)	(1,231)
Retained earnings	123,361	111,621
Total shareholders' equity	399,756	375,946
Total liabilities and shareholders' equity	$622,895	$532,895

NEXTGEN HEALTHCARE, INC.

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

RECONCILIATION OF NON-GAAP DILUTED EARNINGS PER SHARE

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Income before provision for income taxes - GAAP	$3,012	$5,280	$10,466	$23,360
Non-GAAP adjustments:
Acquisition costs, net	1,636	109	2,375	2,058
Amortization of acquired intangible assets	5,646	5,315	15,951	16,180
Amortization of deferred debt issuance costs	177	177	532	532
Impairment of assets	1,948	—	4,353	—
Restructuring costs	546	—	2,428	—
Securities litigation defense costs and settlement, net of insurance	717	29	1,093	(5,407)
Share-based compensation	4,621	4,698	13,828	11,949
Other non-run-rate expenses*	799	1,340	1,704	3,979
Total adjustments to GAAP income before provision for income taxes:	16,090	11,668	42,264	29,291
Income before provision for income taxes - Non-GAAP	19,102	16,948	52,730	52,651
Provision for income taxes	4,203	3,729	11,601	11,584
Net income - Non-GAAP	$14,899	$13,219	$41,129	$41,067
Diluted net income per share - Non-GAAP	$0.23	$0.20	$0.63	$0.64
Weighted-average shares outstanding (diluted):	65,664	64,776	65,516	64,499

* Other non-run-rate expenses for the three and nine months ended December 31, 2019 consist primarily of excess lease-related expense for vacated facilities and other costs, including retention bonuses, related to the restructuring plan. Other non-run-rate expenses for the three and nine months ended December 31, 2018 consist primarily of severance and other employee-related costs.